EXHIBIT 99.1

Midway Announces Results of its 2013 Annual Meeting of Shareholders

June 21, 2013

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-MKT) is pleased to announce the results of its 2013 Annual General and Special Meeting of Shareholders (the “Meeting”) held in Vancouver, British Columbia on June 20, 2013.

Election of Directors:

At the Meeting, all nominees listed in the management information and proxy circular for the Meeting were elected as directors of the Company.  Detailed results of the vote by ballot are as follows:

Nominee	Votes For (Number)	Votes For (Percent)	Votes Withheld (Number)	Votes Withheld (Percent)
Kenneth A. Brunk	101,162,229	99.84%	539,327	0.53%
Martin M. Hale, Jr.	101,087,920	99.47%	613,636	0.60%
Roger A. Newell	90,557,011	89.04%	11,144,545	10.96%
John W. Sheridan	100,768,988	99.08%	932,568	0.92%
Frank S. Yu	101,258,402	99.56%	443,154	0.44%
Rodney D. Knutson	101,250,898	99.56%	450,658	0.44%
Nathaniel E. Klein	100,857,573	99.17%	843,983	0.83%

Number of Directors:

At the Meeting, the shareholders approved a resolution to set the number of directors of the Company’s board of directors at seven.  Detailed results of the vote by ballot are as follows:  132,759,527 votes for and 206,310 votes against setting the number of directors of the Company’s board of directors at seven.

Ratification of the Appointment of Auditors:

At the Meeting, the shareholders approved a resolution to ratify the appointment of KPMG LLP to serve as the Company’s auditor for the Company’s 2013 fiscal year, as follows:  125,356,369 votes for and 8,983,477 votes against ratifying the appointment of KPMG LLP as the Company’s auditor for the Company’s 2013 fiscal year.

Preferred Holder Director Proposal:

Pursuant to the side letter agreement (the “Side Letter”) with the holders of the Company’s Series A Preferred Stock, the Company agreed to seek shareholder approval at the Meeting to amend the Company’s Articles and Notice of Articles to permit the Series A Preferred Holders, voting as a separate class, to nominate and elect a director to the Company’s board of directors.  At the Meeting, the shareholders approved the resolution, as follows:  58,262,234 votes for and 5,601,483 votes against the Preferred Holder Director Proposal.

Preferred Shares Rights Proposal:

Under the Side Letter, the Company agreed to seek shareholder approval to amend the Company’s Articles and Notice of Articles such that in the event the Company is unable to redeem the Company’s Series A Preferred Stock within two years from the redemption date, the Company will xgrant the Series A Preferred Holders the right, voting as a separate class (to the exclusion of the holders of all other securities and classes of common stock), to elect a majority of the Company’s board of directors.  The common shareholders voted, as follows:  35,548,443 votes for and 29,689,285 votes against the proposal.

The resolution to approve the Preferred Shares Rights Proposal, requiring a two-thirds majority vote, was not approved, and under the terms of the Side Letter, the Company will be required to seek shareholder approval for the Preferred Shares Rights Proposal at each subsequent annual or special meeting of the Company’s shareholders until the shareholders approve the Preferred Shares Rights Proposal.

Adoption of Stock and Incentive Plan:

At the Meeting, the shareholders approved a resolution to approve Midway’s 2013 Stock and Incentive Plan, as follows:  80,463,845 votes for and 21,237,711 votes against adopting Midway’s 2013 Stock and Incentive Plan.

Detailed information related to the meeting is available on the Schedule 14A Proxy Statement filed with the United States Securities and Exchange Commission on April 29, 2013, and available at www.sec.gov. The Report of Voting Results with respect to all matters voted upon at the Meeting will be available at  SEDAR at www.sedar.com.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.